Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

On June 1, 2018, Primoris Services Corporation, a Delaware corporation (“Primoris”), completed its previously announced acquisition of Willbros Group, Inc., a Delaware corporation (“Willbros”). Pursuant to the terms of that Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 27, 2018, Waco Acquisition Vehicle, Inc., a Delaware corporation and wholly owned subsidiary of Primoris (“Merger Sub”), merged with and into Willbros (the “Merger”), with Willbros surviving the Merger as a wholly-owned subsidiary of Primoris.

Pursuant to the Merger Agreement and by virtue of the Merger, each share of Willbros common stock issued and outstanding immediately prior to the Merger was converted into the right to receive $0.60 in cash, without interest (the “Merger Consideration”), on the terms and subject to the conditions set forth in the Merger Agreement. As also provided under the Merger Agreement, certain equity awards held by employees of Willbros were converted into cash equal to the product of (A) the number of shares of such awards and (B) the Merger Consideration, less applicable taxes required to be withheld.

The aggregate amount of the Merger Consideration was approximately $111.0 million, net of cash and restricted cash acquired. Primoris funded the Merger Consideration and certain costs associated with the Merger through a combination of existing cash balances and borrowings under its revolving credit facility.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Primoris on March 28, 2018 and incorporated herein by reference in its entirety.

The following unaudited pro forma combined financial statements are based on the historical financial statements of Primoris and Willbros after giving effect to the acquisition, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements, as prescribed by the Securities and Exchange Commission guidelines.

The following unaudited pro forma combined balance sheet as of March  31, 2018, is presented as if the purchase had occurred on March 31, 2018.  The unaudited pro forma combined statements of operations for the three months ended March 31, 2018, and the year ended December 31, 2017, are presented as if the purchase had occurred on January 1, 2017 with recurring acquisition-related adjustments reflected assuming the transaction occurred at the beginning of the fiscal year presented and carried forward through any interim period presented and described in the accompanying notes.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to the acquisition, (ii) factually supportable and reasonable under the circumstances, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The following unaudited pro forma combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future.  For example, the unaudited pro forma combined financial statements do not reflect any operating efficiencies, associated cost savings or additional costs that we may achieve with respect to the combined companies.

The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined financial statements should be read in conjunction with (i) Primoris’ audited consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2017, (ii) Primoris’ unaudited condensed consolidated financial statements and accompanying notes included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, (iii) Willbros’ audited consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2017,  and (iv) Willbros’ unaudited condensed consolidated financial statements and accompanying notes included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

PRIMORIS SERVICES CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

March 31, 2018

(In thousands)

			Reclassification	Pro Forma
			Adjustments	Adjustments		Pro Forma
	Primoris	Willbros	(Note 2)	(Note 4)		Combined
ASSETS
Current assets:
Cash and cash equivalents	$134,172	$21,364	$—	$(1,203)	(a) (b) (c)	$154,333
Restricted cash	—	—	—	40,473	(h)	40,473
Accounts receivable, net	260,920	134,560	(23,070)			372,410
Contract assets	262,932	21,615	23,070	(808)	(j)	306,809
Note receivable	10,000	—	—	(10,000)	(d)	—
Assets held for sale	—	1,604	—	—		1,604
Prepaid expenses and other current assets	21,694	27,173	—	—		48,867
Total current assets	689,718	206,316	—	28,462		924,496
Property and equipment, net	313,937	24,776	—	8,292	(e)	347,005
Intangible assets, net	42,376	63,950	—	(9,500)	(f)	96,826
Goodwill	153,374	—	—	32,458	(g)	185,832
Restricted cash	—	40,473	—	(40,473)	(h)	—
Deferred tax assets	—	—	—	8,889	(i)	8,889
Other long-term assets	3,042	13,524	—	(630)	(c)	15,936
Total assets	$1,202,447	$349,039	$—	$27,498		$1,578,984
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$130,956	$71,102	$24,580	$—		$226,638
Contract liabilities	137,380	9,346	15,193	17,570	(j)	179,489
Accrued liabilities	99,909	78,330	(39,773)	9,146	(a) (b) (c)	154,598
			—	2,188	(i)
			—	1,832	(k)
			—	2,966	(l)
Dividends payable	3,092	—	—	—		3,092
Short-term borrowings under revolving credit facility	—	23,045	—	(23,045)	(c)	—
Current portion of long-term debt	63,975	116,857	—	(116,857)	(c) (d)	63,975
Total current liabilities	435,312	298,680	—	(106,200)		627,792
Long-term debt, net of current portion	181,972	—	—	160,000	(c)	341,972
Deferred tax liabilities	13,577	—	—	(13,577)	(i)	—
Other long-term liabilities	6,090	35,186	—	10,735	(l)	52,011
Total liabilities	636,951	333,866	—	50,958		1,021,775
Commitments and contingencies
Stockholders’ equity
Common stock	5	3,272	—	(3,272)	(m)	5
Additional paid-in capital	162,701	752,640	—	(752,640)	(m)	162,701
Retained earnings	393,547	(723,081)	—	714,794	(m) (n)	385,260
Treasury stock	—	(15,729)	—	15,729	(m)	—
Accumulated other comprehensive loss	—	(1,929)	—	1,929	(m)	—
Noncontrolling interest	9,243	—	—	—		9,243
Total stockholders’ equity	565,496	15,173	—	(23,460)		557,209
Total liabilities and stockholders’ equity	$1,202,447	$349,039	$—	$27,498		$1,578,984

See accompanying notes to the unaudited pro forma combined financial statements

PRIMORIS SERVICES CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the three months ended March 31, 2018

(In thousands, except per share amounts)

			Reclassification	Pro Forma
			Adjustments	Adjustments		Pro Forma
	Primoris	Willbros	(Note 2)	(Note 4)		Combined
Revenue	$504,119	$200,980	$—	$—		$705,099
Cost of revenue	459,559	193,294	(6,080)	1,326	(e)	648,099
Gross profit	44,560	7,686	6,080	(1,326)		57,000
Selling, general and administrative expenses	38,651	24,239	—	(6,742)	(f) (o)	56,148
Gain on sale of assets	—	(6,080)	6,080	—		—
Operating income (loss)	5,909	(10,473)	—	5,416		852
Other income (expense):
Foreign exchange gain	257	—	—	—		257
Other income (expense), net	(12)	37	—	—		25
Interest income	272	8	—	—		280
Interest expense	(1,998)	(6,528)	—	4,701	(p)	(3,825)
Income (loss) before provision for income taxes	4,428	(16,956)	—	10,117		(2,411)
(Provision) benefit for income taxes	(212)	221	—	1,694	(q)	1,703
Net income (loss)	$4,216	$(16,735)	$—	$11,811		$(708)

Less net income attributable to noncontrolling interests	(3,528)	—	$—	—		(3,528)

Net income (loss) attributable to Primoris	$688	$(16,735)	$—	$11,811		$(4,236)
Earnings per share:
Basic	$0.01					$(0.08)
Diluted	$0.01					$(0.08)

Weighted average common shares outstanding:
Basic	51,479					51,479
Diluted	51,747					51,479

See accompanying notes to the unaudited pro forma combined financial statements

PRIMORIS SERVICES CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2017

(In thousands, except per share amounts)

			Pro Forma
			Adjustments		Pro Forma
	Primoris	Willbros	(Note 4)		Combined
Revenue	$2,379,995	$849,983	$—		$3,229,978
Cost of revenue	2,101,561	874,738	3,547	(e)	2,979,846
Gross profit	278,434	(24,755)	(3,547)		250,132
Selling, general and administrative expenses	172,146	66,586	(6,644)	(e) (f)	232,088
Operating income (loss)	106,288	(91,341)	3,097		18,044
Other income (expense):
Investment income	5,817	—	—		5,817
Foreign exchange gain	253	—	—		253
Other income (expense), net	484	(296)	—		188
Interest income	587	31	—		618
Interest expense	(8,146)	(16,017)	8,709	(p)	(15,454)
Income (loss) before provision for income taxes	105,283	(107,623)	11,806		9,466
(Provision) benefit for income taxes	(28,433)	964	37,363	(q)	9,894
Net income (loss)	$76,850	$(106,659)	$49,169		$19,360

Less net income attributable to noncontrolling interests	(4,496)	—	—		(4,496)

Net income (loss) attributable to Primoris	$72,354	$(106,659)	$49,169		$14,864
Earnings per share:
Basic	$1.41				$0.29
Diluted	$1.40				$0.29

Weighted average common shares outstanding:
Basic	51,481				51,481
Diluted	51,741				51,741

See accompanying notes to the unaudited pro forma combined financial statements

PRIMORIS SERVICES CORPORATION

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The unaudited pro forma combined balance sheet as of March  31, 2018 is presented as if the acquisition of Willbros had occurred on March  31, 2018.  The unaudited pro forma combined statements of operations for the three months ended March  31, 2018, and the year ended December 31, 2017, are presented as if the acquisition of Willbros had occurred on January 1, 2017, with recurring acquisition-related adjustments reflected in each of these periods.

Note 2—Reclassification Adjustments

Certain reclassification adjustments have been made to the unaudited pro forma combined financial statements to conform Willbros’ consolidated balance sheet as of March 31, 2018 and statement of operations for the three months ended March 31, 2018, to Primoris’ presentation, as follows:

•

We recognize retainage amounts as a contract asset, while Willbros recognized these amounts as accounts receivable. Retainage is the portion of the contract price earned by us for work performed, but held for payment by the customer as a form of security until we reach certain construction milestones.

•	We recognize the accrued loss provision on contracts and accrued contract discounts as contract liabilities, while Willbros recognized these amounts as accrued liabilities.

•	We recognize job costs payable as accounts payable, while Willbros recognized these amounts as accrued liabilities.

•	We recognize gains on sale of assets as a reduction in cost of revenue, while Willbros recognized these amounts as a separate component of operating income.

Note 3—Preliminary Acquisition Accounting

The tables below represents the purchase consideration and the preliminary estimated fair values of the assets acquired and liabilities assumed as of the acquisition date. The preliminary estimated fair values have been used to prepare pro forma adjustments in the pro forma combined financial statements. The final determination of fair value for certain assets and liabilities will be completed as soon as the information necessary to complete the analysis is obtained, which may differ materially from the preliminary estimates used in the pro forma adjustments. The primary areas of the preliminary estimates that are not yet finalized relate to property, plant and equipment, identifiable intangible assets, contract assets and liabilities, deferred income taxes, uncertain tax positions, and the fair value of certain contractual obligations.

Preliminary identifiable assets acquired and liabilities assumed (in thousands)
Cash and restricted cash	$53,728
Accounts receivable	102,719
Contract assets	30,762
Other current assets	18,767
Property, plant and equipment	33,171
Intangible assets:
Customer relationships	52,650
Non-compete	1,600
Tradename	200
Deferred income taxes	22,466
Other non-current assets	2,261
Accounts payable and accrued liabilities	(117,736)
Contract liabilities	(44,258)
Other non-current liabilities	(35,269)
Total identifiable net assets	121,061
Goodwill	43,697
Total purchase consideration	$164,758

Note 4—Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial statements:

(a)

To record approximately $164.8 million of consideration paid for the Willbros acquisition. Of this amount, approximately $160.8 million was paid in cash at the close of the Merger. The remaining $4.0 million was accrued and consisted of a  $3.1 million accrual for Willbros’ advisory fees and a $0.9 million accrual for Willbros’ equity awards that vested at the close of the Merger. Both of these amounts were paid by Primoris subsequent to the close of the Merger.

(b)

To record approximately $8.3 million of Primoris and Willbros transaction costs associated with the Merger, consisting of advisor fees of $4.3 million and change in control payments to certain Willbros executives of $4.0 million. Of these costs, $0.4 million was paid at the close of the Merger and the remaining $7.9 million was accrued. These fees are recorded against retained earnings solely for the purposes of this presentation. There is no continuing impact of these one-time transaction costs on the combined operating results and, as such, these fees are not included in the unaudited pro forma combined statement of operations.

(c)

The below table reflects the net increase to debt for $160.0 million of new debt incurred to finance the Willbros acquisition, less the effects of extinguishing Willbros’ outstanding debt of $139.9 million upon consummation of the acquisition (in thousands):

Increase for borrowings under revolving credit facility	$160,000
Decrease for extinguishment of existing Willbros debt	(139,902)
Pro forma adjustment to debt	$20,098

The adjustment also reflects the reduction of $0.6 million of debt issuance costs associated with Willbros revolving credit facility and the reduction in accrued interest of $2.7 million due to the extinguishment of Willbros debt.

(d)	To record the repayment in full of the bridge financing issued to Willbros for working capital needs in connection with the Merger Agreement.

(e)

To record the difference between the historical amount of Willbros’ fixed assets and our preliminary estimate of fair value and the related impact to depreciation expense. On a preliminary basis, we increased the book value of Willbros’ fixed assets by $8.3 million. The resulting adjustment to depreciation expense was an increase of approximately $1.3 million for the pro forma three months ended March 31, 2018, which is recorded in cost of revenue. The resulting adjustment to depreciation expense was an increase of approximately $3.4 million for the pro forma year ended December 31, 2017, of which depreciation expense recorded in cost of revenue increased by $3.5 million, and depreciation expense recorded in selling, general and administrative expenses decreased by $0.1 million.

(f)

Reflects the elimination of Willbros’ pre-existing intangible assets and recognition of the estimated preliminary fair value of identifiable intangible assets acquired. To determine the estimated fair value of intangibles acquired, we engaged a third party valuation specialist to assist management. Our valuation estimates are preliminary and subject to change. The estimated preliminary fair value of identifiable intangible assets acquired is comprised of the following (in thousands):

	Useful Life	Fair Value	Pro Forma Amortization Expense Three Months Ended March 31, 2018	Pro Forma Amortization Expense Year Ended December 31, 2017
Customer relationships	20 years	$52,650	$658	$2,633
Non-compete agreements	5 years	1,600	80	320
Tradename	0.25 years	200	—	200
		$54,450	738	3,153
Historical Willbros amortization expense			(2,399)	(9,667)
Pro forma adjustments to amortization expense			$(1,661)	$(6,514)

The customer relationships were valued utilizing the “excess earnings method” of the income approach.  The estimated discounted cash flows associated with existing customers and projects were based on historical and market participant data. Such discounted cash flows were net of fair market returns on the various tangible and intangible assets that are necessary to realize the potential cash flows.

The fair value for the non-compete agreements was valued based on a discounted “income approach” model, including estimated financial results with and without the non-compete agreements in place.  The agreements were analyzed based on the potential impact of competition that certain individuals could have on the financial results, assuming the agreements were not in place.  An estimate of the probability of competition was applied and the results were compared to a similar model assuming the agreements were in place.

The fair value of the tradename was determined based on the “relief from royalty” method.  A royalty rate was selected based on consideration of several factors, including external research of third party trade name licensing agreements and their royalty rate levels, and management estimates.

(g)

To record goodwill as a result of the Merger. Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is assessed at least annually for impairment or when a change in facts and circumstances prompts an assessment. Based on the current tax treatment, goodwill is not expected to be deductible for income tax purposes.

(h)

To reclass Willbros’ restricted cash from non-current to current. The restricted cash was pledged by Willbros to secure letters of credit. After the acquisition, we issued new letters of credit under our revolving credit facility, and the restricted cash was released.

(i)

To record preliminary tax adjustments related to the acquisition, resulting in a net increase in deferred tax assets of $8.9 million, and income taxes payable of $2.2 million. The following table reflects the net increase in deferred tax assets:

Net increase in deferred taxes from Willbros	$22,466
Primoris existing deferred tax liability	(13,577)
Pro forma net increase in deferred tax assets	$8,889

The preliminary $22.5 million net increase in deferred tax assets from Willbros is primarily due to our expected utilization of a portion of Willbros’ pre-acquisition tax losses, partially offset by certain deferred tax liabilities including those acquired from Willbros and those created from intangible assets acquired.

(j)

To record the estimated preliminary adjustment to decrease assumed contract assets by $0.8 million to a fair value of $43.9 million, and increase assumed contract liabilities by $17.6 million to a fair value of approximately $42.1 million. The fair values  were determined based on estimated costs to complete the remaining performance obligations on open contracts at a normalized gross margin. After the acquisition, the net increase in contract liabilities will increase revenue and gross profit as the contracts are completed, which we expect to occur within six months.

(k)	To record retention bonus liability associated with a program initiated by Willbros to retain certain employees through the close of the Merger.

(l)	To record the estimated preliminary fair value of the liability associated with off-market leases of $13.7 million.

(m)	To eliminate Willbros historical equity balances.

(n)	To reflect certain Primoris and Willbros transaction costs associated with the Merger of approximately $8.3 million. For a discussion of transaction costs, see (b) above.

(o)	Represents the elimination of nonrecurring transaction costs incurred during the three month period ended March 31, 2018 of $5.1 million that are directly related to the acquisition of Willbros.

(p)

The below table reflects the net decrease to interest expense resulting from interest on the new debt to finance the acquisition of Willbros and the extinguishment of Willbros’ existing debt (in thousands):

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Elimination of Willbros interest expense	$(6,528)	$(16,017)
Interest expense on new borrowings (1)	1,827	7,308
Pro forma adjustment to interest expense	$(4,701)	$(8,709)

(1)

Expected interest expense on our borrowings under our revolving credit facility assuming an estimated weighted average annual interest rate of 4.57%. A hypothetical 0.125% change in the weighted average annual interest rate on the revolving credit facility would increase or decrease pro forma interest expense by $0.2 million annually.

(q)	To record the income tax effect as a result of the Merger, calculated using our statutory rate of 28% for the three months ended March 31, 2018, and 40% for the year ended December 31, 2017.